Exhibit 99.1

Expedia Group Reports First Quarter 2020 Results
SEATTLE, WA – May 20, 2020 – Expedia Group, Inc. (NASDAQ: EXPE) announced financial results today for the first quarter ended March 31, 2020.

“Like all travel companies, Expedia Group suffered a major reduction in business since the onset of COVID-19. Fortunately, we were ahead of the game having implemented cost savings measures earlier this year, and with the added pressure from COVID-19 we accelerated and expanded our ambition on improving our long-term cost structure,” said Vice Chairman and CEO Peter Kern. “We also raised significant additional capital, to further strengthen our liquidity position as we navigate this disruption and position the business for recovery.”

Kern added, “During the depth of the global shutdown we have focused on helping our customers and suppliers through these unprecedented circumstances. Our teams have done exceptional work in an impossible environment, and much of that work, and all the initiatives we have been executing across the company, will continue to provide benefits when we return to more normalized business levels. I am confident we are truly resetting our company and how we do business for the future. While we cannot control how and when travel recovers, we know it will come back, and when it does, we will emerge as a much stronger company.”

Response to COVID-19 Pandemic

•	As part of the unprecedented customer service demand due to COVID-19, Expedia Group handled 22 million customer contacts over a ten week period, more than double our typical average customer contacts.

•
To service the unprecedented cancellation volume due to COVID-19, teams across Expedia Group rapidly developed customer self-service options to cancel lodging and air bookings without speaking to an agent and built automation capabilities to allow supply partners to initiate cancellations. As a result, the percentage of cancellation inquiries for air travel managed without an agent increased from approximately 65% in February to over 95% in April.

•
Expedia Group secured $3.95 billion in additional funding, including $1.2 billion in preferred equity investments from two of the world's leading alternative asset managers, Apollo Global Management and Silver Lake, as well as $2.75 billion in 5-year unsecured senior notes.

•
In addition to previously announced cost initiatives, Expedia Group took several incremental actions to reduce costs to help mitigate the financial impacts from COVID-19, including a significant reduction in variable marketing and discretionary expenses as well as a deferral of certain capital expenditures.

Financial Summary & Operating Metrics ($ millions except per share amounts)(1)

	Expedia Group, Inc.
Metric	Q1 2020	Q1 2019	Δ Y/Y
Room night growth	(14)%	9%	NM
Gross bookings	$17,885	$29,409	(39)%
Revenue	2,209	2,609	(15)%
Operating loss	(1,294)	(131)	888%
Net loss attributable to Expedia Group	(1,301)	(103)	NM
Diluted loss per share	$(9.24)	$(0.69)	NM
Adjusted EBITDA(2)	(76)	176	NM
Adjusted net loss(2)	(258)	(40)	545%
Adjusted EPS(2)	$(1.83)	$(0.27)	577%
Free cash flow(2)	(1,071)	1,875	NM

(1)All comparisons are against comparable period of 2019 unless otherwise noted.
(2)"Adjusted EBITDA" (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), "Adjusted net income (loss)," "Adjusted EPS" and "Free cash flow" are non-GAAP measures as defined by the Securities and Exchange Commission (the "SEC"). See "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 13-19 herein for an explanation and reconciliations of non-GAAP measures used throughout this release. Expedia Group does not calculate or report net income by segment.

Please refer to the "Glossary of Business Terms," located in the Quarterly Results section on Expedia Group’s investor relations website, for business and financial statement definitions used throughout this release.

Discussion of Results
The results for Expedia Group, Inc. ("Expedia Group" or "the Company") include Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, Expedia Local Expert®, CarRentals.com™, Expedia® CruiseShipCenters®, Classic Vacations®, Traveldoo®, VacationRentals.com and SilverRail™. Results include the related international points of sale for all brands and the immaterial impact of Bodybuilding.com since the Liberty Expedia Holdings, Inc. transaction on July 26, 2019. In May 2020, Expedia Group completed the sale of Bodybuilding.com. All amounts shown are in U.S. dollars.

Gross Bookings & Revenue
Revenue by Segment ($ millions)

	Revenue
	First Quarter
	2020	2019	Δ%
Retail	$1,582	$1,901	(17)%
B2B	485	556	(13)%
Corporate (Bodybuilding.com)	39	—	NM
Expedia Group (excluding trivago)	$2,106	$2,457	(14)%
trivago	154	237	(35)%
Intercompany eliminations	(51)	(85)	(40)%
Total	$2,209	$2,609	(15)%

For the first quarter of 2020, total gross bookings decreased 39% (foreign exchange impact was negligible). In January, gross bookings growth was positive, as COVID-19 modestly impacted results, with the virus largely limited to the Asia Pacific region. In February, gross bookings declined year over year as the virus spread, particularly into Europe by later in the month. During March, with COVID-19 becoming a global pandemic, including significantly impacting North America, our largest region, cancellations exceeded new bookings, and total gross bookings were negative for the month.
For the first quarter of 2020, total revenue decreased 15% (foreign exchange impact was negligible). First quarter revenue declined less than gross bookings since revenue is recognized at the time of stay thus was not impacted by cancellations for future stays. Revenue grew in both January and February before declining significantly year over year in March.

Product & Services Detail - First Quarter 2020
As a percentage of total worldwide revenue in the first quarter of 2020, lodging accounted for 69%, advertising and media accounted for 9%, air accounted for 5% and all other revenues accounted for the remaining 17%.
Lodging revenue decreased 10% in the first quarter of 2020 on a 14% decrease in room nights stayed, partly offset by a 5% increase in revenue per room night.
Air revenue decreased 56% in the first quarter of 2020 driven by a 41% decrease in revenue per ticket and a 26% decline in air tickets sold. The declines in air revenue reflect the adverse impact of COVID-19 on air travel, including elevated cancellation activity during March.
Advertising and media revenue decreased 23% (including 1 percentage point of negative foreign exchange impact) in the first quarter of 2020 due to declines at trivago and Expedia Group Media Solutions. Other revenue decreased 7% in the first quarter of 2020.

Costs and Expenses ($ millions)

	Costs and Expenses			As a % of Revenue
	First Quarter			First Quarter
	2020	2019	Δ%	2020	2019	Δ (bps)
Generally Accepted Accounting Principles (GAAP) Expenses - Expedia Group
Cost of revenue	$629	$490	28%	28.5%	18.8%	968
Selling and marketing	1,210	1,521	(20)%	54.8%	58.3%	(350)
Technology and content	308	297	4%	13.9%	11.4%	255
General and administrative	187	184	2%	8.5%	7.0%	144
Total GAAP costs and expenses	$2,334	$2,492	(6)%	105.7%	95.5%	1,017

Adjusted Expenses - Expedia Group
Cost of revenue*	$626	$487	28%	28.3%	18.7%	966
Selling and marketing*	1,198	1,510	(21)%	54.2%	57.9%	(363)
Technology and content*	288	278	3%	13.0%	10.7%	234
General and administrative*	167	161	4%	7.6%	6.2%	142
Total adjusted costs and expenses	$2,279	$2,436	(6)%	103.2%	93.4%	979

Adjusted Expenses - Expedia Group (excluding trivago)**
Cost of revenue*	$618	$485	28%	29.4%	19.7%	963
Selling and marketing*	1,125	1,411	(20)%	53.5%	57.4%	(397)
Technology and content*	272	261	4%	12.9%	10.6%	224
General and administrative*	158	151	5%	7.5%	6.1%	140
Total adjusted costs and expenses excluding trivago	$2,173	$2,308	(6)%	103.3%	94.0%	931
*Adjusted expenses are non-GAAP measures. See pages 13-19 herein for a description and reconciliation to the corresponding GAAP measures.
**Expedia Group (excluding trivago) figures exclude both trivago costs and expenses and trivago revenue when calculating 'As a % of Revenue.'
Note: Some numbers may not add due to rounding.
Cost of Revenue

•
For the first quarter of 2020, both total GAAP and adjusted cost of revenue increased 28% compared to the first quarter of 2019, primarily due to an increase in bad debt expense related to future collection risk from the impact of COVID-19, inorganic impact related to an acquisition and higher cloud expenses.

Selling and Marketing

•
For the first quarter of 2020, both GAAP and adjusted total selling and marketing expense decreased 20% and 21%, respectively, compared to the first quarter of 2019, primarily due to a $302 million decrease in direct costs, including a significant reduction in direct marketing spend in March related to the impact on travel demand from COVID-19. Indirect costs represented 21% of total GAAP selling and marketing costs and 20% of total adjusted selling and marketing expense in the first quarter of 2020 compared to 17% and 16%, respectively, in the first quarter of 2019.

Technology and Content

•
For the first quarter of 2020, total GAAP and adjusted technology and content expense increased 4% and 3% respectively, compared to the first quarter of 2019, reflecting higher cloud expenses and software license costs.

General and Administrative

•
For the first quarter of 2020, total GAAP and adjusted general and administrative expense increased 2% and 4%, respectively, compared to the prior year, mainly due to an increase in business taxes. GAAP general and administrative expense also includes a decline in stock-based compensation compared to the prior year.

Net Loss Attributable to Expedia Group and Adjusted EBITDA*
Adjusted EBITDA by Segment ($ millions)

	First Quarter
	2020	2019	Δ%
Retail	$22	$195	(88)%
B2B	26	72	(65)%
Unallocated overhead costs	(123)	(115)	7%
Expedia Group (excluding trivago)	$(75)	$152	NM
trivago(1)	(1)	24	NM
Total Adjusted EBITDA	$(76)	$176	NM

Net loss attributable to Expedia Group(2)	$(1,301)	$(103)	NM
(1) trivago is a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group. (2) Expedia Group does not calculate or report net income (loss) by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 13-19 herein for a description and reconciliation to the corresponding GAAP measure.
Note: Some numbers may not add due to rounding.
Depreciation and Amortization
Depreciation and amortization was flat in the first quarter of 2020. Depreciation related to our new headquarters and higher capitalized software and website development depreciation was largely offset by lower datacenter depreciation and a decrease in amortization, which related to the completion of amortization related to certain intangible assets.
Impairment of Intangible Assets
As a result of the impact from COVID-19, we recorded an intangible asset impairment charge of $121 million in the first quarter of 2020 related to indefinite-lived trade names impacted.
Impairment of Goodwill
As a result of the impact from COVID-19, we recorded a goodwill impairment charge of $765 million in the first quarter of 2020 largely related to the Vrbo and trivago businesses.
Legal Reserves, Occupancy Tax and Other
Legal reserves, occupancy tax and other was a $21 million gain in first quarter of 2020, including a $25 million gain related to a legal settlement, compared to a $10 million expense in the first quarter of 2019.

Restructuring and Related Reorganization Charges
In connection with the restructuring actions announced in late February 2020 to simplify our businesses and improve operational efficiencies, we recognized $75 million in restructuring and related reorganization charges in the first quarter of 2020. Restructuring and related reorganization charges were $10 million in the first quarter of 2019, primarily related to severance and benefits.
Interest and Other
Consolidated interest income decreased $1 million in the first quarter of 2020, compared to the first quarter of 2019. Consolidated interest expense increased $9 million in the first quarter of 2020, compared to the first quarter of 2019, due to the issuance of the $1.25 billion of senior unsecured notes in September 2019.
Consolidated other, net was a loss of $145 million in the first quarter of 2020, compared to a gain of $20 million in the first quarter of 2019. In the first quarter of 2020, consolidated other, net included an impairment charge on a minority equity investment as well as mark-to-market losses on minority equity investments. The gain in the first quarter of 2019 was primarily due to mark-to-market gains on minority equity investments.
Income Taxes
The GAAP effective tax rate was 6% in the first quarter of 2020, compared to 29% in the first quarter of 2019. The change in the effective tax rate was primarily due to nondeductible impairment losses and recording a valuation allowance on certain losses, which led to a lower tax rate benefit as measured against pretax losses.

The effective tax rate on pretax adjusted net loss was 16% in the first quarter of 2020, compared to 7% in the first quarter of 2019 as certain losses, for which Expedia Group does not record a tax benefit, accounted for a larger portion of the adjusted net loss in the prior year.

Balance Sheet, Cash Flows and Capitalization
Cash, cash equivalents and short-term investments totaled $4.1 billion at March 31, 2020. Restricted cash and cash equivalents, which primarily relates to traveler deposits for bookings made through Vrbo, totaled $813 million at March 31, 2020. Accounts receivable, net of reserves, totaled $1.4 billion at March 31, 2020. Prepaid expenses and other current assets, which include prepaid merchant bookings related to Vrbo and deposits with credit card acquirers to fund customer refunds not yet processed, totaled $1.2 billion at March 31, 2020. Deferred merchant bookings totaled $5.9 billion at March 31, 2020, which includes $789 million in deferred loyalty rewards.

For the three months ended March 31, 2020, consolidated net cash used in operating activities was $784 million and consolidated free cash flow totaled negative $1.1 billion. Consolidated free cash flow decreased $2.9 billion in the first quarter of 2020 compared to the prior year period primarily due to a significant use of cash for working capital compared to a cash benefit from working capital in the prior year period, as well as a decline in adjusted EBITDA. The swing in working capital reflects a significantly lower benefit from deferred merchant bookings compared to the prior period as the impact from COVID-19 resulted in lower new bookings and elevated cancellations. The decrease in merchant accounts payable due to the decline in stayed room nights in the quarter also contributed to the working capital swing.
Current maturities of long-term debt includes $750 million in 5.95% senior notes due in August 2020. Long-term debt, net of applicable discounts, debt issuance costs and current maturities, totaled $4.2 billion at March 31, 2020. In addition, Expedia Group borrowed $1.9 billion under its existing $2 billion revolving credit facility in March 2020. Subsequently, in May 2020, Expedia Group issued $2.0 billion of 2025 senior notes that bear interest at 6.25% and issued $750 million of 2025 senior notes that bear interest at 7.00%. The 7.00% notes have certain redemption provisions starting with the second anniversary of the issuance.
During the first three months ended March 31, 2020, Expedia Group repurchased 3.4 million shares of Expedia Group common stock for an aggregate purchase price of $370 million excluding transaction costs (an average of $109.88 per share). We have not repurchased any shares since our fourth quarter 2019 earnings on February 13, 2020, and have suspended future share repurchases. On March 26, 2020, Expedia Group paid a quarterly dividend of $48 million ($0.34 per common share). We have suspended future quarterly dividends, at least until the current economic and operating environment improves.

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three months ended March 31,
	2020	2019

Revenue	$2,209	$2,609
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	629	490
Selling and marketing (1)	1,210	1,521
Technology and content (1)	308	297
General and administrative (1)	187	184
Depreciation and amortization	229	228
Impairment of goodwill	765	—
Impairment of intangible assets	121	—
Legal reserves, occupancy tax and other	(21)	10
Restructuring and related reorganization charges	75	10
Operating loss	(1,294)	(131)
Other income (expense):
Interest income	10	11
Interest expense	(50)	(41)
Other, net	(145)	20
Total other expense, net	(185)	(10)
Loss before income taxes	(1,479)	(141)
Provision for income taxes	82	41
Net loss	(1,397)	(100)
Net (income) loss attributable to non-controlling interests	96	(3)
Net loss attributable to Expedia Group, Inc.	$(1,301)	$(103)

Loss per share attributable to Expedia Group, Inc. available to common stockholders:
Basic	$(9.24)	$(0.69)
Diluted	(9.24)	(0.69)
Shares used in computing earnings (loss) per share (000's):
Basic	140,823	147,882
Diluted	140,823	147,882

(1) Includes stock-based compensation as follows:
Cost of revenue	$3	$3
Selling and marketing	12	11
Technology and content	20	19
General and administrative	20	23

EXPEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares which are reflected in thousands and par value)
(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$3,905	$3,315
Restricted cash and cash equivalents	813	779
Short-term investments	194	526
Accounts receivable, net of allowance of $95 and $41	1,423	2,524
Income taxes receivable	74	70
Prepaid expenses and other current assets	1,243	521
Total current assets	7,652	7,735
Property and equipment, net	2,297	2,198
Operating lease right-of-use assets	628	611
Long-term investments and other assets	610	796
Deferred income taxes	258	145
Intangible assets, net	1,642	1,804
Goodwill	7,330	8,127
TOTAL ASSETS	$20,417	$21,416

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$836	$1,921
Accounts payable, other	859	906
Deferred merchant bookings	5,905	5,679
Deferred revenue	221	321
Income taxes payable	59	88
Accrued expenses and other current liabilities	978	1,050
Current maturities of long-term debt	750	749
Total current liabilities	9,608	10,714
Long-term debt, excluding current maturities	4,180	4,189
Revolving credit facility	1,900	—
Deferred income taxes	58	56
Operating lease liabilities	547	532
Other long-term liabilities	383	389
Commitments and contingencies
Stockholders’ equity:
Common stock $.0001 par value	—	—
Authorized shares: 1,600,000
Shares issued: 258,770 and 256,692; Shares outstanding: 135,454 and 137,076
Class B common stock $.0001 par value	—	—
Authorized shares: 400,000
Shares issued: 12,800 and 12,800; Shares outstanding: 5,523 and 5,523
Additional paid-in capital	13,124	12,978
Treasury stock - Common stock and Class B, at cost	(10,083)	(9,673)
Shares: 130,592 and 126,893
Retained earnings	(470)	879
Accumulated other comprehensive income (loss)	(301)	(217)
Total Expedia Group, Inc. stockholders’ equity	2,270	3,967
Non-redeemable non-controlling interests	1,471	1,569
Total stockholders’ equity	3,741	5,536
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,417	$21,416

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three months ended March 31,
	2020	2019
Operating activities:
Net loss	$(1,397)	$(100)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property and equipment, including internal-use software and website development	185	176
Amortization of intangible assets	44	52
Impairment of goodwill and intangible assets	886	—
Amortization of stock-based compensation	55	56
Deferred income taxes	(108)	17
Foreign exchange loss on cash, restricted cash and short-term investments, net	98	5
Realized gain on foreign currency forwards	(19)	(7)
(Gain) loss on minority equity investments, net	188	(22)
Provision for credit losses and other, net	105	(7)
Changes in operating assets and liabilities:
Accounts receivable	1,086	(468)
Prepaid expenses and other assets	(791)	(23)
Accounts payable, merchant	(1,082)	39
Accounts payable, other, accrued expenses and other liabilities	(129)	146
Tax payable/receivable, net	(32)	(169)
Deferred merchant bookings	226	2,285
Deferred revenue	(99)	169
Net cash provided by (used in) operating activities	(784)	2,149
Investing activities:
Capital expenditures, including internal-use software and website development	(287)	(274)
Purchases of investments	(285)	(438)
Sales and maturities of investments	585	—
Other, net	19	6
Net cash provided by (used in) investing activities	32	(706)
Financing activities:
Revolving credit facility borrowings	1,900	—
Purchases of treasury stock	(410)	(25)
Payment of dividends to stockholders	(48)	(47)
Proceeds from exercise of equity awards and employee stock purchase plan	86	91
Other, net	(11)	2
Net cash provided by financing activities	1,517	21
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(141)	(11)
Net increase in cash, cash equivalents and restricted cash and cash equivalents	624	1,453
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	4,097	2,705
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$4,721	$4,158
Supplemental cash flow information
Cash paid for interest	$87	$71
Income tax payments, net	56	105

Expedia Group, Inc.
Trended Metrics
(All figures in millions)

The supplemental metrics below are intended to supplement the financial statements in this release and in our filings with the SEC, and do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments. The definition, methodology and appropriateness of any of our supplemental metrics are subject to removal and/or change, and such changes could be material. In the event of any discrepancy between any supplemental metric and our historical financial statements, you should rely on the information filed with the SEC and the financial statements in our most recent earnings release.

	2018			2019				2020	Y/Y
	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Growth
Gross bookings by business model
Agency	$14,821	$13,663	$12,602	$17,352	$16,112	$14,585	$11,956	$9,823	(43)%
Merchant	11,077	11,013	9,355	12,057	12,180	12,342	11,289	8,062	(33)%
Total	$25,898	$24,676	$21,957	$29,409	$28,292	$26,927	$23,245	$17,885	(39)%

Revenue by segment
Retail	$2,171	$2,481	$1,892	$1,901	$2,333	$2,613	$1,961	$1,582	(17)%
B2B	535	595	547	556	657	731	635	485	(13)%
Corporate (Bodybuilding.com)	—	—	—	—	—	24	34	39	NM
Expedia Group (excluding trivago)	$2,706	$3,076	$2,439	$2,457	$2,990	$3,368	$2,630	$2,106	(14)%
trivago	280	295	190	237	251	279	171	154	(35)%
Intercompany eliminations	(106)	(95)	(70)	(85)	(88)	(89)	(54)	(51)	(40)%
Total	$2,880	$3,276	$2,559	$2,609	$3,153	$3,558	$2,747	$2,209	(15)%

Revenue by geography
Domestic	$1,632	$1,792	$1,426	$1,476	$1,838	$1,982	$1,573	$1,317	(11)%
International	1,248	1,484	1,133	1,133	1,315	1,576	1,174	892	(21)%
Total	$2,880	$3,276	$2,559	$2,609	$3,153	$3,558	$2,747	$2,209	(15)%

Revenue by business model
Agency	$955	$1,128	$825	$842	$1,047	$1,177	$816	$562	(33)%
Merchant	1,576	1,770	1,429	1,435	1,758	1,980	1,590	1,340	(7)%
Advertising & media and other	349	378	305	332	348	401	341	307	(7)%
Total	$2,880	$3,276	$2,559	$2,609	$3,153	$3,558	$2,747	$2,209	(15)%

Adjusted EBITDA by segment
Retail	$512	$874	$485	$195	$548	$876	$502	$22	(88)%
B2B	89	123	82	72	130	149	96	26	(65)%
Unallocated overhead costs	(118)	(116)	(129)	(115)	(130)	(125)	(149)	(123)	7%
Expedia Group (excluding trivago)	$483	$881	$438	$152	$548	$900	$449	$(75)	NM
trivago	(20)	31	33	24	20	12	29	(1)	NM
Total	$463	$912	$471	$176	$568	$912	$478	$(76)	NM

Net income (loss) attributable to Expedia Group	$1	$525	$17	$(103)	$183	$409	$76	$(1,301)	NM

Worldwide lodging (merchant & agency)
Room nights	89.6	105.3	82.8	80.8	100.1	116.5	91.6	69.4
Room night growth	12%	13%	11%	9%	12%	11%	11%	(14)%
ADR growth	6%	4%	2%	(1)%	—%	(1)%	—%	2%
Revenue per night growth	2%	(1)%	(1)%	(2)%	—%	—%	(2)%	5%
Lodging revenue growth	14%	11%	10%	7%	12%	11%	8%	(10)%

Worldwide air (merchant & agency)
Tickets sold growth	6%	4%	10%	11%	10%	8%	—%	(26)%
Airfare growth	1%	4%	2%	(1)%	1%	—%	1%	(5)%
Revenue per ticket growth	4%	6%	7%	(7)%	(7)%	(10)%	(9)%	(41)%
Air revenue growth	10%	11%	18%	3%	2%	(3)%	(8)%	(56)%

Notes:

•	Advertising & Media Revenue includes 3rd party revenue from trivago. All trivago revenue is classified as international.

•	Corporate includes product revenue subsequent to our acquisition of Bodybuilding.com on July 26, 2019.

•	Some numbers may not add due to rounding. All percentages above and throughout this release are calculated on precise, unrounded numbers

Notes & Definitions:
Gross Bookings: Gross bookings generally represent the total retail value of transactions booked, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, adjusted for cancellations and refunds.
Retail: The Retail segment, which consists of the aggregation of operating segments, provides a full range of travel and advertising services to our worldwide customers through a variety of consumer brands including: Expedia.com and Hotels.com in the United States and localized Expedia and Hotels.com websites throughout the world, Vrbo, Orbitz, Travelocity, Wotif Group, ebookers, CheapTickets, Hotwire.com, CarRentals.com, CruiseShipCenters, Classic Vacations and SilverRail Technologies, Inc.
B2B: The B2B segment is comprised of our Expedia Business Services organization including Expedia Partner Solutions, which operates private label and co-branded programs to make travel services available to leisure travelers though third-party company branded websites, and Egencia, a full-service travel management company that provides travel services to businesses and their corporate customers.
trivago: The trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
Corporate: Includes unallocated corporate expenses as well as Bodybuilding.com subsequent to our acquisition on July 26, 2019.
Lodging metrics: Reported on a stayed basis and includes both merchant and agency model hotel and alternative accommodation stays.
Room Nights: Room nights represent stayed hotel room nights and property nights for our Retail reportable segment and stayed hotel room nights for our B2B reportable segment. Hotel room nights are reported on a stayed basis and include both merchant and agency hotel stays. Property nights, which are related to our alternative accommodation business, are reported upon the first day of stay and check-in to a property and represent the total number of nights for which a property is rented.
Worldwide Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures
Expedia Group reports Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash. We urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis and Legal Proceedings sections, as well as the notes to the financial statements, included in the Company's annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016 and the definition for Adjusted Net Income (Loss) was revised in the fourth quarters of 2010, 2011, 2012 and 2017. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.

Adjusted EBITDA is defined as net income (loss) attributable to Expedia Group adjusted for:
(1) net income (loss) attributable to non-controlling interests;
(2) provision for income taxes;
(3) total other expenses, net;

(4) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;
(5) acquisition-related impacts, including
(i) amortization of intangible assets and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(6) certain other items, including restructuring;
(7) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(8) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(9) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income (Loss) generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income (loss) attributable to Expedia Group plus the following items, net of tax (which excludes the impact of significant changes resulting from tax legislation such as the Tax Cuts and Jobs Act):
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including;
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment;
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements;
(iii) upfront consideration paid to settle employee compensation plans of the acquiree; and
(iv) gains (losses) recognized on non-controlling investment basis adjustments when we acquire or lose controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash;
(4) Since adoption of new accounting guidance in the first quarter of 2018, the changes in fair value of equity investments (other than those accounted for under the equity method and those that are consolidated);
(5) certain other items, including restructuring charges;
(6) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(7) discontinued operations;
(8) the non-controlling interest impact of the aforementioned adjustment items; and
(9) unrealized gains (losses) on revenue hedging activities that are included in other, net.
We believe Adjusted Net Income (Loss) is useful to investors because it represents Expedia Group's combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses.

In the third quarter of 2019 we modified the presentation of our adjusted net income reconciliation to provide additional clarity regarding its tax-related components. Our presentation now includes a calculation of "adjusted income before income taxes" and then separately identifies and deducts the GAAP provision for income taxes and the non-GAAP provision for income taxes for adjustments, to arrive at a "total adjusted provision for income taxes." The adjusted income tax rate is the percentage of "adjusted income before income taxes" represented by this "total adjusted provision for income taxes." We believe separately presenting the total adjusted income tax rate allows our investors to better assess the differences between the GAAP and non-GAAP measures and the drivers of our adjusted results.

Adjusted EPS is defined as Adjusted Net Income (Loss) divided by adjusted weighted average shares outstanding, which include dilution from options per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia Group's consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income (Loss) and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. We added additional detail for the capital expenditures associated with building our new headquarters facility in Seattle, Washington. We believe separating out capital expenditures for this discrete project is important to provide additional transparency to investors related to operating versus project-related capital expenditures. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia Group excludes stock-based compensation from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees' compensation. Therefore, it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation by line item.

Expedia Group, Inc. (excluding trivago) In order to provide increased transparency on the transaction-based component of the business, Expedia Group is reporting results both in total and excluding trivago.

In addition, we evaluate certain operating and financial measures, including revenue growth, on both an as-reported and excluding the impact of foreign exchange, FX neutral, basis. FX neutral results are among the primary metrics by which management evaluates the performance of the business and management believes that investors should have access to the same set of tools that management uses to analyze our results. We estimate FX neutral revenue growth by (i) excluding the FX impacts resulting from the time period between a transaction's booking date and revenue recognition date for both the current and prior year periods, and (ii) converting our current-year period results for transactions recorded in currencies other than U.S. Dollars using the corresponding prior-year period exchange rates rather than the current-year period exchange rates.

Tabular Reconciliations for Non-GAAP Measures
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization) by Segment(1)

	Three months ended March 31, 2020
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating loss	$(97)	$(9)	$(4)	$(1,184)	$(1,294)
Realized gain (loss) on revenue hedges	(9)	3	—	—	(6)
Restructuring and related reorganization charges	—	—	—	75	75
Legal reserves, occupancy tax and other	—	—	—	(21)	(21)
Stock-based compensation	—	—	—	55	55
Impairment of goodwill	—	—	—	765	765
Impairment of intangible assets	—	—	—	121	121
Amortization of intangible assets	—	—	—	44	44
Depreciation	128	32	3	22	185
Adjusted EBITDA(1)	$22	$26	$(1)	$(123)	$(76)

	Three months ended March 31, 2019
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$65	$44	$21	$(261)	$(131)
Realized gain (loss) on revenue hedges	2	1	—	—	3
Restructuring and related reorganization charges	—	—	—	10	10
Legal reserves, occupancy tax and other	—	—	—	10	10
Stock-based compensation	—	—	—	56	56
Amortization of intangible assets	—	—	—	52	52
Depreciation	128	27	3	18	176
Adjusted EBITDA(1)	$195	$72	$24	$(115)	$176
(1) Adjusted EBITDA for our Retail and B2B segments includes allocations of certain expenses, primarily cost of revenue and facilities, the total costs of our global travel supply organizations, the majority of platform and marketplace technology costs, and the realized foreign currency gains or losses related to the forward contracts hedging a component of our net merchant lodging revenue. We base the allocations primarily on transaction volumes and other usage metrics. We do not allocate certain shared expenses such as accounting, human resources, certain information technology and legal to our reportable segments. We include these expenses in Corporate and Eliminations. Our allocation methodology is periodically evaluated and may change.

Operating Income excluding trivago

	Three months ended March 31,
	2020	2019
	(In millions)
Operating loss	$(1,294)	$(131)
Less: trivago operating income (loss)(1)	(234)	15
Operating loss excluding trivago	$(1,060)	$(146)
(1) Included within trivago's standalone operating income (loss) is trivago's stock-based compensation, intangible amortization and impairment of goodwill, all of which are excluded from our segment performance measure, Adjusted EBITDA, and allocated to Corporate & Eliminations in the Adjusted EBITDA by Segment table above. For the three months ended March 31, 2020 and 2019, trivago's standalone stock-based compensation was $4 million and $6 million, respectively. For the three months ended March 31, 2020 and 2019, trivago's standalone intangible amortization was less than $1 million for both periods. For the three months ended March 31, 2020, trivago's standalone impairment of goodwill was $226 million.
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended March 31,
	2020	2019
	(In millions)
Net loss attributable to Expedia Group, Inc.	$(1,301)	$(103)
Net income (loss) attributable to non-controlling interests	(96)	3
Provision for income taxes	(82)	(41)
Total other expense, net	185	10
Operating loss	(1,294)	(131)
Gain (loss) on revenue hedges related to revenue recognized	(6)	3
Restructuring and related reorganization charges	75	10
Legal reserves, occupancy tax and other	(21)	10
Stock-based compensation	55	56
Impairment of goodwill	765	—
Impairment of intangible assets	121	—
Depreciation and amortization	229	228
Adjusted EBITDA	$(76)	$176

Adjusted Net Income & Adjusted EPS

	Three months ended March 31,
	2020	2019
	(In millions, except share and per share data)
Net loss attributable to Expedia Group, Inc.	$(1,301)	$(103)
Less: Net (income) loss attributable to non-controlling interests	96	(3)
Less: Provision for income taxes	82	41
Loss before income taxes	(1,479)	(141)
Amortization of intangible assets	44	52
Stock-based compensation	55	56
Legal reserves, occupancy tax and other	(21)	10
Restructuring and related reorganization charges	75	10
Impairment of goodwill	765	—
Impairment of intangible assets	121	—
Unrealized (gain) loss on revenue hedges	(58)	10
Gain (loss) on minority equity investments, net	188	(22)
Release of a non-operating liability	—	(12)
Adjusted loss before income taxes	(310)	(37)

GAAP Provision for income taxes	82	41
Provision for income taxes for adjustments	(32)	(39)
Total Adjusted provision for income taxes	50	2
Total Adjusted income tax rate	16.3%	6.5%

Non-controlling interests	2	(5)
Adjusted net loss attributable to Expedia Group, Inc.	$(258)	$(40)

GAAP diluted weighted average shares outstanding (000's)	140,823	147,882
Additional dilutive securities (000's)	—	—
Adjusted weighted average shares outstanding (000's)	140,823	147,882

Diluted loss per share	$(9.24)	$(0.69)
Adjusted loss per share attributable to Expedia Group, Inc.	$(1.83)	$(0.27)

Ex-trivago Adjusted Net Loss and Adjusted EPS
Adjusted net loss attributable to Expedia Group, Inc.	$(258)	$(40)
Less: Adjusted net income (loss) attributable to trivago	(7)	12
Adjusted net loss excluding trivago	$(251)	$(52)

Adjusted loss per share attributable to Expedia Group, Inc.	$(1.83)	$(0.27)
Less: Adjusted earnings (loss) per share attributable to trivago	(0.05)	0.08
Adjusted loss per share excluding trivago	$(1.78)	$(0.35)

Free Cash Flow

	Three months ended March 31,
	2020	2019
	(In millions)
Net cash provided by (used in) operating activities	$(784)	$2,149

Headquarters capital expenditures	(79)	(79)
Non-headquarters capital expenditures	(208)	(195)
Less: Total capital expenditures	(287)	(274)

Free cash flow	$(1,071)	$1,875

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended March 31,
	2020	2019
	(In millions)
Cost of revenue	$629	$490
Less: stock-based compensation	3	3
Adjusted cost of revenue	$626	$487
Less: trivago cost of revenue(1)	8	2
Adjusted cost of revenue excluding trivago	$618	$485

Selling and marketing expense	$1,210	$1,521
Less: stock-based compensation	12	11
Adjusted selling and marketing expense	$1,198	$1,510
Less: trivago selling and marketing expense(1)(2)	73	99
Adjusted selling and marketing expense excluding trivago	$1,125	$1,411

Technology and content expense	$308	$297
Less: stock-based compensation	20	19
Adjusted technology and content expense	$288	$278
Less: trivago technology and content expense(1)	16	17
Adjusted technology and content expense excluding trivago	$272	$261

General and administrative expense	$187	$184
Less: stock-based compensation	20	23
Adjusted general and administrative expense	$167	$161
Less: trivago general and administrative expense(1)	9	10
Adjusted general and administrative expense excluding trivago	$158	$151
 Note: Some numbers may not add due to rounding.
(1) trivago amount presented without stock-based compensation and depreciation as those are included with the consolidated totals above.
(2) Selling and marketing expense adjusted to add back Retail spend on trivago eliminated in consolidation.

Conference Call
Expedia Group, Inc. will webcast a conference call to discuss first quarter 2020 financial results and certain forward-looking information on Thursday, May 20, 2020 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via ir.expediagroup.com. Expedia Group expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements are based on assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “believe,” “estimate,” “expect” and “will,” or the negative of these terms or other similar expressions, among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia Group, Inc.’s business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed periodic reports on Form 10-K and Form 10-Q, and are described in Exhibit 99.1 to the Form 8-K filed with the SEC on April 23, 2020, and subsequent filings, which are available on our investor relations website at ir.expediagroup.com and on the SEC website at www.sec.gov. All information provided in this release is as of May 20, 2020. Undue reliance should not be placed on forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
About Expedia Group
Expedia Group is the world's travel platform. We help knock down the barriers to travel, making it easier, more enjoyable, more attainable and more accessible. We are here to bring the world within reach for customers and partners around the globe. We leverage our platform and technology capabilities across an extensive portfolio of businesses and brands to orchestrate the movement of people and the delivery of travel experiences on both a local and global basis. Our family of travel brands includes: Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, Expedia Local Expert®, CarRentals.com™, Expedia® CruiseShipCenters®, Classic Vacations®, Traveldoo®, VacationRentals.com and SilverRail™.
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Contacts
Investor Relations                    Communications
ir@expediagroup.com                    press@expediagroup.com